Exhibit 99.1

Knightscope News Release

November 12, 2026 1:05 PM PT

Knightscope Reports Third Quarter Revenue Up 177% Year Over Year to $8.7 Million

Third consecutive quarter of triple-digit year-over-year revenue growth

Gross margin improved $2.0 million year over year to a positive $0.4 million

Sunnyvale, Calif. — November 12, 2026 — Knightscope, Inc. (NASDAQ: KSCP) (the "Company" or "Knightscope"), the security technology company building the nation's first Autonomous Security Force, today announced financial results for the third quarter ended September 30, 2026. Revenue was $8.7 million, up 177% year over year, marking the Company's third consecutive quarter of triple-digit year-over-year revenue growth.

"We delivered our third consecutive quarter of triple-digit revenue growth, and positive gross margin in our services business," said William Santana Li, Founder, Chairman and CEO of Knightscope. "This year we redefined our go-to-market strategy around delivering security outcomes - autonomous machines, AI-driven software, and licensed security agents operating as one accountable operation under one contract. Our priorities are clear: convert the approximately $27 million in renewals, bookings, and client awards secured since May 2026 into revenue, expand with the clients we already serve, and drive margins higher.”

Third Quarter 2026 Financial Highlights

•	Revenue: $8.7 million, up 177% from $3.1 million in the third quarter of 2025. Service revenue was $8.6 million, up 349%, including $6.6 million from Knightscope Security Force ("KSF"). Product revenue was $0.1 million, compared with $1.2 million in the prior-year period.
•	Gross margin: $0.4 million, or 5% of revenue, compared with a gross loss of $1.6 million in the third quarter of 2025. Service gross margin was $0.7 million, or 8% of service revenue, compared with a service gross loss of $1.6 million, in the third quarter of 2025.
•	Operating expenses: $12.0 million, or 138% of revenue, compared with $7.9 million, or 254% of revenue, in the prior-year period. Research and development expense declined 5% to $3.6 million as the Company continued moving engineering in-house to improve development speed and control, while reducing development costs. Sales, general and administrative expense was $8.4 million, including $0.9 million of events and sponsorship costs, primarily for the Autonomous Security Force unveiling at GSX 2026, and $0.6 million of higher intangible asset amortization related to the KSF acquisition.
•	Net loss: $11.8 million, or $0.50 per share, based on 23.6 million weighted average shares, compared with $9.5 million, or $0.98 per share, based on 9.8 million weighted average shares, in the third quarter of 2025.
•	Balance Sheet: Cash and cash equivalents of $6.8 million at quarter end.

Business and Operational Highlights

•	Unveiled the Autonomous Security Force at GSX 2026, presenting autonomous machines, AI-driven software, and licensed security agents as one managed service under one contract.
•	Secured approximately $27 million in renewals, bookings, and client awards since May 2026, a Company record.

•	K7 manufacturing commenced at Knightscope Headquarters ("KHQ") to accelerate deployment during the fourth quarter 2026.
•	Signals, the Company’s orchestration software and operational digital twin, is alive in its initial release at KHQ and demonstrated live to the public last week.

Conference Call Information

Knightscope will host a conference call today, Thursday, November 12, 2026, at 1:30 p.m. PT (4:30 p.m. ET) to discuss its third quarter 2026 results, followed by a live question-and-answer session. Participants may register for the call here, or through the Investor Relations section of the Company's website at ir.knightscope.com.

About Knightscope

Knightscope is a security technology company building the nation's first Autonomous Security Force. As a managed service provider, the Company delivers autonomous machines, AI-driven software, and licensed security agents as one accountable operation, under one contract, to help protect people, property, and critical infrastructure. Knightscope's long-term mission is to make the United States of America the safest country in the world. Learn more at www.knightscope.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's goals, growth, prospects, product roadmap, and outlook, including expectations regarding margin improvement and operating leverage, the K7 Beta Program and K7 deployments, the Signals platform and its capabilities, the H1 Augmented Security Agent wearable currently in development, the Autonomous Security Force, the integration of Knightscope Security Force, the conversion of renewals, bookings, and client awards into revenue, the at-the-market offering program, the Company's liquidity and need for additional financing, and future financial performance. Actual results may differ materially due to a number of factors, including the Company's ability to raise additional capital on acceptable terms and to continue as a going concern, risks related to the development, deployment, and performance of new technologies, risks related to the integration of acquired businesses, the risk that clients order fewer services than the Company estimates or that client awards do not result in definitive agreements, the Company's dependence on a limited number of significant clients, and the risks and uncertainties described under "Risk Factors" in the Company's most recent Annual Report on Form 10-K, as updated by its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, and its other filings with the Securities and Exchange Commission. Pro forma information is unaudited, is not necessarily indicative of the results that would have been achieved had the acquisition occurred on January 1, 2025, and is not indicative of future results. Forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update them except as required by law.

Contacts

Public Relations: pr@knightscope.com

Knightscope, Inc.: (650) 924-1025 ext. 6